UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 2, 2012
Seven Seas Cruises S. DE R.L.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama	333-178244	75-3262685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8300 NW 33rd Street, Suite 100 Miami, FL 33122
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (305) 514-2300
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2012, Prestige Cruise Holdings, Inc. ("PCH"), the parent company of Seven Seas Cruises S. DE R.L. (the "Company"), announced that the Company agreed with Mark Conroy on September 26, 2012 that Mr. Conroy will step down as president of Regent Seven Seas Cruises on January 31, 2013, and it is expected that Mr. Conroy will be appointed as an executive advisor to the Company beginning on such date.

In addition, on October 2, 2012, PCH announced that the Company agreed with Kunal S. Kamlani on September 26, 2012 that Mr. Kamlani will assume the role of president of the Company effective January 31, 2013. Mr. Kamlani is the President and Chief Operating Officer of PCH, responsible for the overall strategic marketing, sales, e-commerce, public relations, promotions and procurement for both Oceania Cruises and Regent Seven Seas. Additionally, he serves as President of Oceania Cruises. Mr. Kamlani rejoined PCH in September 2011 from Bank of America/Merrill Lynch, where he served as head of the multi-billion dollar Global Investment Solutions division with approximately 1,000 employees worldwide. Prior to that, Mr. Kamlani was the Chief Financial Officer for PCH. His past experiences also include serving as the Chief Operating Officer of Smith Barney and Vice President of corporate development for Starwood Hotels & Resorts.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 02, 2012

SEVEN SEAS CRUISES S. DE R.L.

/s/ JASON M. MONTAGUE
Jason M. Montague, Executive Vice President and
Chief Financial Officer